As filed with the Securities and Exchange Commission on August 13, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMVESCAP PLC
(Exact Name of Registrant as Specified in Its Charter)

England	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11 Devonshire Square
London EC2M 4YR
England
(Address, including Zip Code, of Principal Executive Offices)

AMVESCAP INTERNATIONAL SHARESAVE PLAN
(Full Title of the Plan)

Robert F. McCullough
Chief Financial Officer
AMVESCAP PLC
1315 Peachtree Street, Suite 500
Atlanta, Georgia 30309
(404) 479-1095
(Name, Address and Telephone Number of Agent for Service)

Copies to:

Neil Williams, Esq.
AMVESCAP PLC
1315 Peachtree Street, Suite 500
Atlanta, Georgia 30309
(404) 479-1095

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Ordinary Shares	4,000,000(1)	(2)	$22,416,016(2)	$2,062.27(3)

(1)
Together with an indeterminate additional number of Ordinary Shares which may be issuable pursuant to the anti-dilution provisions of the Plan. Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities to be offered or issued in connection with stock splits, stock dividends or similar transactions.

(2)
Calculated pursuant to Rule 457(h) under the Securities Act. Because option grants were made on two different dates, the exercise price with respect to 110,926 of the Ordinary Shares is $14.86 and with respect to 3,889,074 of the Ordinary Shares is $5.34.

(3)
Pursuant to Rule 457(p) under the Securities Act, the registration fee of $2,062.27 is fully offset by the filing fee previously paid with respect to 3,441,572 Ordinary Shares registered on our previously filed registration statement on Form S-8, File Number 333-11596, filed on March 3, 2000 (the “Prior Registration Statement”), which shares remained unsold at the termination of the offerings of such shares under the AMVESCAP International Sharesave Plan and which have been deregistered by the filing of a post-effective amendment to the Prior Registration Statement on the date hereof.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.    Plan Information

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.    Registrant Information and Employee Plan Annual Information

Not required to be filed with the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents are incorporated by reference in this Registration Statement and are deemed to be a part hereof from the date of the filing of such documents:

(a)  Our Annual Report on Form 20-F for the fiscal year ended December 31, 2001, filed on April 4, 2002, which contains our audited financial statements for the year ended December 31, 2001.

(b)  All other reports we have filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2001.

(c)  The description of our Ordinary Shares in the section entitled “Description of Securities” of our Registration Statement on Form F-3 (File No. 333-8680).

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities that remain unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The financial statements included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2001 were audited by Arthur Andersen (“Andersen”). After reasonable efforts, we have not been able to obtain the consent of Andersen to the incorporation by reference of its audit report dated March 8, 2002 into this Registration Statement. Under these circumstances, Rule 437a under the Securities Act permits this Registration Statement to be filed without a written consent from Andersen. The absence of such written consent from Andersen may limit a shareholder’s ability to assert claims against Andersen under Section 11(a) of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Andersen or any omissions to state a material fact required to be stated therein.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

Except as hereinafter provided, there is no provision of our Memorandum or Articles of Association or any contract, arrangement or statute under which any of our directors, managing directors, managers, officers or auditors are insured or indemnified in any manner against any liability that he may incur in his capacity as such.

Our Articles of Association provide that, subject to the provisions of the Companies Act of 1985, each of our directors, managing directors, managers, officers and auditors shall be indemnified by us against all costs, charges, expenses, losses or liabilities incurred by him in the execution of the duties of his office or otherwise relating to his office, including liabilities incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted or in connection with any application in which relief is granted to him by the court.

Our Articles of Association also provide that we may purchase and maintain insurance for any of our directors, managing directors, managers, officers or auditors against any liabilities, including any which may attach to him in respect of any negligence, default, breach of duty or breach of trust that he may be guilty of in relation to us. We maintain such policies of insurance on our directors and officers.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

4.1
Memorandum of Association of AMVESCAP, incorporated by reference to exhibit 1.1 to AMVESCAP’s Annual Report on Form 20-F for the year ended December 31, 2001, filed with the Commission on April 4, 2002.

4.2	Articles of Association of AMVESCAP, incorporated by reference to exhibit 1.3 to AMVESCAP’s Annual Report on Form 20-F for the year ended December 31, 2000, filed with the Commission on May 17, 2001.

4.3
Form of Certificate for Ordinary Shares of AMVESCAP, incorporated by reference to exhibit 4.5 to AMVESCAP’s registration statement on Form F-3/F-1 (file nos. 333-5990 and 333-5990-01), filed with the Commission on November 21, 1996.

5	Opinion of Ashurst Morris Crisp.

23.1	Consent of Arthur Andersen (omitted pursuant to Rule 437a under the Securities Act).

23.2	Consent of Ashurst Morris Crisp (included in Exhibit 5).

24	Power of Attorney (included on signature page).

99	AMVESCAP International Sharesave Plan, incorporated by reference to exhibit 99.1 to AMVESCAP’s registration statement on Form S-8 (file no. 333-11596), filed with the Commission on March 3, 2000.

Item 9.    Undertakings

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the annual report of the employee benefit plan referenced herein pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 12th day of August, 2002.

AMVESCAP PLC

By:	/s/ ROBERT F. MCCULLOUGH
Robert F. McCullough Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of AMVESCAP PLC hereby severally constitute Robert F. McCullough, Neil Williams and Jeffrey Kupor and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, including any registration statement filed pursuant to Rule 462(b), and generally to do all such things in our names and in our capacities as officers and directors to enable AMVESCAP PLC to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 12, 2002:

Name	Title

/s/ Charles W. Brady Charles W. Brady	Executive Chairman, Board of Directors; Chief Executive Officer (principal executive officer)

/s/ Rex D. Adams Rex D. Adams	Non-Executive Director

/s/ John Banham Sir John Banham	Non-Executive Director

/s/ Michael D. Benson The Hon. Michael D. Benson	Vice Chairman, Board of Directors

/s/ Joseph R. Canion Joseph R. Canion	Non-Executive Director

/s/ Michael J. Cemo Michael J. Cemo	Director

/s/ Gary T. Crum Gary T. Crum	Director

/s/ Robert H. Graham Robert H. Graham	Vice Chairman, Board of Directors

/s/ Hubert J. Harris, Jr. Hubert L. Harris, Jr.	Director

/s/ Denis Kessler Denis Kessler	Non-Executive Director

/s/ Bevis Longstreth Bevis Longstreth	Non-Executive Director

/s/ Robert F. McCullough Robert F. McCullough	Director; Chief Financial Officer (principal financial and accounting officer)

/s/ Stephen K. West Stephen K. West	Non-Executive Director

/s/ Alexander M. White Alexander M. White	Non-Executive Director

Authorized Representative in the United States:

/s/ Robert F. McCullough
Name:	Robert F. McCullough
Title:	Director; Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1
Memorandum of Association of AMVESCAP, incorporated by reference to exhibit 1.1 to AMVESCAP’s Annual Report on Form 20-F for the year ended December 31, 2001, filed with the Commission on April 4, 2002.

4.2	Articles of Association of AMVESCAP, incorporated by reference to exhibit 1.3 to AMVESCAP’s Annual Report on Form 20-F for the year ended December 31, 2000, filed with the Commission on May 17, 2001.

4.3
Form of Certificate for Ordinary Shares of AMVESCAP, incorporated by reference to exhibit 4.5 to AMVESCAP’s registration statement on Form F-3/F-1 (file nos. 333-5990 and 333-5990-01), filed with the Commission on November 21, 1996.

5	Opinion of Ashurst Morris Crisp.

23.1	Consent of Arthur Andersen (omitted pursuant to Rule 437a under the Securities Act).

23.2	Consent of Ashurst Morris Crisp (included in Exhibit 5).

24	Power of Attorney (included on signature page).

99	AMVESCAP International Sharesave Plan, incorporated by reference to exhibit 99.1 to AMVESCAP's registration statement on Form S-8 (file no. 333-11596), filed with the Commission on March 3, 2000.